EXHIBIT 10.6

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), dated as of May 10, 2005, is by and among:

LAZARD STRATEGIC COORDINATION COMPANY LLC, a limited liability company organized under the laws of the State of Delaware (“LSCC”);

LAZARD FRERES & CO. LLC, a limited liability company organized under the laws of the State of New York (“LFNY”);

LAZARD FRERES S.A.S., a Sociète par Actions Simplifiée organized under the laws of France (“LF”);

LAZARD & CO., HOLDINGS LIMITED, a private limited company organized under the laws of England and Wales (“LB Holdings,” together with LSCC, LFNY and LF, the “Licensors,” and each, a “Licensor”); and

LFCM HOLDINGS LLC, a limited liability company organized under the laws of the State of Delaware (“Licensee”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Second Amended and Restated Coordination and Service Agreement, dated as of January 1, 2002, by and among Lazard LLC, a Delaware limited liability company and parent company of Licensors that will be renamed “Lazard Group LLC” (“Lazard Group”), and the other parties thereto (as amended from time to time, the “Coordination Agreement”), Licensors are the owners of the trade name and service mark “LAZARD”, “LF” and “Corporate Partners” (collectively, the “Licensed Marks”) in their respective Relevant Territories (as defined in the Coordination Agreement); and

WHEREAS, pursuant to that certain Master Separation Agreement, entered into on the date hereof (the “Master Separation Agreement”), by and among Lazard Ltd, a Bermuda limited company, Lazard Group, LAZ-MD Holdings LLC, a Delaware limited liability company, and Licensee, from and after the Contribution Effective Time (as defined in the Master Separation Agreement), Licensee will hold the LFCM Assets and LFCM Liabilities (each as defined in the Master Separation Agreement), and conduct the Capital Markets Business (as defined in the Master Separation Agreement), the Alternative Investments Business (as defined in the Master Separation Agreement) and serve as a holding company for such businesses under the name “LFCM Holdings LLC”; and

WHEREAS, Licensors desire to grant Licensee a non-exclusive license (the “Capital Markets License”) to use the Licensed Marks, to the extent that such Licensed Marks were used by the Capital Markets Business immediately prior to the Separation (as defined in the Master Separation Agreement), in order to carry on the Capital Markets Business on and after the date hereof (the “Capital Markets Licensed Service”); and

WHEREAS, Licensors desire to grant Licensee a non-exclusive license (the “Alternative Investments License”) to use the Licensed Marks, to the extent that such Licensed Marks were used by the Alternative Investments Business immediately prior to the Separation, in order to carry on the Alternative Investments Business on and after the date hereof (the “Alternative Investments Licensed Service”); and

WHEREAS, Licensors desire to grant Licensee a non-exclusive license (the “LFCM License” and together with the Capital Markets License and the Alternative Investments License, the “Lazard Licenses”) to use “LF” in the name “LFCM Holdings LLC” solely for purposes of the holding company that will hold the Capital Markets Business, the Alternative Investments Business and the LFCM Assets and LFCM Liabilities (the “LFCM Licensed Service” and together with the Capital Markets Licensed Service and the Alternative Investments Licensed Service, the “Licensed Services”); and

WHEREAS, Licensee desires to obtain from Licensors, and Licensors desire to provide to Licensee, the Lazard Licenses, on the terms and subject to the conditions herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for the mutual benefits to be derived from this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	License.

(a) Grant of License; Scope. Licensors hereby grant to Licensee the Lazard Licenses solely in connection with the Licensed Services in Licensors’ respective Relevant Territories. Under the Lazard Licenses, the Licensed Marks may be used by Licensee only to the extent that the Licensed Marks were used by the Capital Markets Business, the Alternative Investments Business or Licensee immediately prior to the Separation; provided, however, with the prior written consent of LSCC or LFNY, which consent shall not be unreasonably withheld, Licensee may expand the scope of its use of the Licensed Marks beyond the extent that the Licensed Marks were used by the Capital Markets Business, the Alternative Investments Business or Licensee immediately prior to the Separation, solely to conduct the Capital Markets Business or the Alternative Investments Business after the date hereof. Notwithstanding the foregoing, except with the prior written consent of LSCC or LFNY, which consent may be withheld in the sole discretion of LSCC or LFNY, as applicable:

(1) the Lazard Licenses shall not extend to (i) any business other than the Capital Markets Business, the Alternative Investments Business or the use of the “LF” in the name “LFCM Holdings LLC” solely for purposes of the holding company that will hold the Capital Markets Business, the Alternative Investments Business and the LFCM Assets and LFCM Liabilities, (ii) other than “Lazard Capital Markets LLC” and the name of the hedge Fund (as defined in the Master Separation Agreement) described on Schedule 4.1(b)(iv) of the Business Alliance Agreement, any entities in the Capital Markets Business, or (iii) other than any Fund set forth on Schedule 1(a)(iv) (or the general partner, manager or persons acting in a comparable capacity of any such Funds), any Funds formed or established after the date hereof and sponsored, managed or marketed by the Alternative Investments Business (including successor Funds to Funds existing as of the date of hereof);

(2) under Lazard Capital License, Licensees shall only be authorized to use the “Lazard” name as part of the name “Lazard Capital Markets”, “Lazard Capital Markets LLC” and the name of the hedge Fund described on Schedule 4.1(b)(iv) of the Business Alliance Agreement, and shall not use the “Lazard” name or logo separately; and

(3) under the Alternative Investments License, Licensees shall only be authorized to use the “Lazard” and “LF” names as part of (A) the name “Lazard Alternative Investments Holdings LLC”, “Lazard Alternative Investments Holdings”, “Lazard Alternative Investments LLC”, “Lazard Alternative Investments”, “Lazard Alternative Investments (Europe) Limited”, “Lazard Alternative Investments (Europe)”, “Lazard European Private Equity Partners LLP” and “Lazard European Private Equity Partners”; and (B) the name of a Fund (or the name of the general partner, manager or persons acting in a comparable capacity of such Funds or an investment vehicle for such Fund) for which Licensee is authorized to use the “Lazard” or “LF” names, and shall not use the “Lazard” name or logo separately.

Notwithstanding clauses (2) and (3) of the foregoing sentence, during the period commencing on the date hereof and ending on the 30th day following the date hereof: (i) Licensee shall have the right under the Capital Markets License to use the “Lazard” name or logo separately to the extent that the “Lazard” name or logo was being used separately by the Capital Markets Business immediately prior to the Separation; and (ii) Licensee shall have the right under the Alternative Investments License to use the “Lazard” name or logo separately to the extent that the “Lazard” name or logo was being used separately by the Alternative Investments Business immediately prior to the Separation; provided that in each of cases (i) and (ii), Licensee shall use its reasonable best efforts to comply with clauses (2) and (3) of the foregoing sentence during such 30-day period.

(b) Royalty Fee. In exchange for the Lazard Licenses, Licensee shall pay a fee equal to $100,000 per annum (the “Royalty Fee”), which shall be paid to Lazard Group in advance no later than January 15th of each year. The Royalty Fee shall be divided among Licensors as Lazard Group shall from time to time determine. The initial Royalty Fee shall be pro rated for the period commencing on the date hereof and ending on December 31, 2005 and shall be paid no later than 10 business days after the date hereof. Notwithstanding the foregoing, the Royalty Fee shall be reduced by (a) $25,000 per annum if either the Capital Markets License or the Alternative Investments License shall have been revoked or terminated and (b) $75,000 per annum if both the Capital Markets License and the Alternative Investments License shall be revoked or terminated. Such reduction shall be effective as of the next full calendar year following the date of the applicable revocation and termination.

(c) Territorial Limitation. Subject to the terms of this Agreement, including the limitations set forth in Section 1(a), Licensee may use the Licensed Marks throughout the Relevant Territories of Licensors.

(d) Revocation. Except as provided in this Agreement, the Lazard Licenses shall not be revocable by any Licensor.

2.	Quality of Services.

(a) All Licensee’s services and other activities conducted under the Licensed Marks while the Lazard Licenses are in effect shall be of at least the same high quality as that of the services heretofore rendered by the Houses (as defined in the Coordination Agreement), which have been commensurate with the highest standards of quality prevailing in the financial community.

(b) Licensee shall not use the Licensed Marks in such a way, or omit to take any act, or pursue any course of conduct, which might tend to bring any of the Licensed Marks into disrepute, or use the same in any way likely to damage the goodwill and reputation attaching thereto or in a manner likely to dilute the value or strength of any Licensed Mark.

(c) If and to the extent that Licensee shall be permitted to use the “Lazard” name or logo separately, such name or logo shall be used in the same manner as such Licensed Marks are used as of the date hereof in the Capital Markets Business and the Alternative Investments Business, including with respect to the color, shape and logo of the Licensed Marks as such Licensed Marks appear on stationery and letterhead as of the date hereof.

(d) In the conduct of the Licensee’s businesses (the “Licensee Business”), Licensee shall comply with all applicable foreign or domestic (federal, state or local) laws, statutes, orders, decrees, judgments, ordinances, licenses, rules or regulations of any Governmental Authority (as defined in the Master Separation Agreement), including the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, et seq.).

3.	Oversight by Licensor.

(a) Each Licensor and its duly authorized representatives shall each have the right, during normal business hours, to visit and inspect all offices, facilities and premises maintained by Licensee at which the Licensee Business is rendered under any Licensed Mark. Those persons shall have the right to take any action that, in the reasonable opinion of Licensors, is necessary and proper to assure those representatives and Licensor that the nature and quality of the Licensee Business are in accordance with the requirements of this Agreement; provided, however, that prior to taking any such action, the Licensors shall provide the Licensee with notice of such actions and shall provide Licensee with a reasonable period of time to take any such or similar action if, in the Licensor’s good-faith opinion, Licensee is in the position to take such action.

(b) Licensee shall comply as promptly as reasonably practicable with all requests by any Licensor for the submission to such Licensor of copies of all materials bearing or displaying any Licensed Mark, including, without limitation, correspondence, reports, analyses, brochures, advertising and promotional materials and stationery.

(c) Licensee shall not perform or offer under the Licensed Marks any existing or proposed services or other activities whose nature or quality any Licensor has objected to as not adhering to the requirements of this Agreement. Licensee shall not use any materials bearing, displaying, or mentioning the Licensed Marks if any Licensor has previously objected to the use of such materials as not adhering to the requirements of this Agreement.

4.	Right to Sub-License. Without the prior written consent of LSCC or LFNY, Licensee shall not have the right to grant any sub-license of its rights under this Agreement to use any Licensed Mark nor shall Licensee be permitted to assign any of its rights or obligations under this Agreement; provided, that Licensee may sublicense the rights to use the Licensed Marks granted hereunder to a Controlled Subsidiary of Licensee or any Fund managed by a Controlled Subsidiary of Licensee to the extent that such Controlled Subsidiary or Fund used the Licensed Mark immediately prior to the Separation; provided, further, that (1) such permitted sub-licensee agrees in writing to be bound by the terms and restrictions contained within this Agreement, for the avoidance of doubt, including, but not limited to, the right of Licensors to visit and inspect during normal business hours such permitted sub-licensee’s offices, facilities and premises pursuant to Section 3(a) of this Agreement; (2) in the event such permitted sub-licensee ceases to be a Controlled Subsidiary of Licensee or a Fund managed by a Controlled Subsidiary of Licensee, the sub-license granted to such permitted sub-licensee shall automatically terminate and (3) such permitted sub-licensee shall not have any right to assign or grant any sub-license of its rights under this Agreement. “Control” with respect to any person means the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

5.	Assistance with Claims. Licensee shall, promptly upon learning thereof, furnish Licensors in writing with the name, address, and such other pertinent information as may be available, with respect to any third party who may be infringing or otherwise violating any Licensor’s rights in any Licensed Mark or with respect to any third party who may make a claim that the use of any Licensed Mark infringes upon or otherwise violates any rights of any nature of said third party. Licensee shall cooperate in all respects, as required by and at the cost of Licensors, with regard to any action which Licensors deem advisable either to protect Licensors’ right in the Licensed Marks or to contest a claim by a third party that the use of the Licensed Marks infringes upon or otherwise violates any rights of any nature of said third party. Upon prior written authorization from Licensors, Licensee may take judicial actions on Licensee’s own behalf against potential offenders of any Licensed Mark.

6.

Acknowledgements. Licensee hereby acknowledges that (a) any and all goodwill and proprietary rights in any Licensed Mark (including any derivatives thereof) remain entirely vested in Licensors and (b) Licensee derives from this Agreement no rights in or to use any Licensed Mark other than under and in accordance with the terms of this Agreement.

7.	Termination of Lazard Licenses.

(a) The Capital Markets License shall automatically be revoked and terminated, without any action on the part of Licensors or Licensee, upon the expiration or termination of the Alliance Term (as defined in the Business Alliance Agreement, dated as of the date hereof, by and between Licensee and Lazard Group LLC (the “Business Alliance Agreement”));

(b) The Alternative Investments License shall automatically be revoked and terminated, without any action on the part of Licensors or Licensee, upon the latest to occur of (i) the expiration of the North American Option, (ii) the occurrence of the North America Closing, (iii) the expiration of the European Option and (iv) the occurrence of the Europe Closing (each as defined in the Business Alliance Agreement); and

(c) On and after revocation and termination of both (i) the Capital Markets License and (ii) the Alternative Investments License, each of Licensors, on the one hand, and Licensee, on the other hand, may terminate the LFCM License at any time.

8.	Consequences of Termination. Immediately following termination or revocation of the Lazard Licenses pursuant to Section 7:

(a) Within 30 days of termination, Licensee shall, and shall cause all permitted sub-licensees under Section 4 of this Agreement to, cease to use any business stationery containing the Licensed Marks, including but not limited to headed note paper, faxes, envelopes and business cards and signage including the Licensed Marks, and shall no longer use the Licensed Marks in any electronic form, including but not limited to, electronic mail and the internet; and

(b) Licensee shall, and shall cause all permitted sub-licensees under Section 4 of this Agreement to, cease to use, and shall not use in the future, the Licensed Marks or any confusingly similar name or mark for any purpose.

9.	Miscellaneous.

(a) No Additional Rights. Nothing contained in this Agreement shall in any way confer on Licensee any right not specifically set forth herein including, without limitation, the legal or equitable right to the Licensed Marks. Licensee acknowledges Licensors’ ownership of, and the validity of, the Licensed Marks in their respective Relevant Territories and shall not contest during the term of this Agreement, or at any time thereafter, Licensors’ ownership of the Licensed Marks in Licensors’ respective Relevant Territories. If, at any time after the date hereof, Licensee or any of its subsidiaries challenges or contests any Licensor’s ownership of, or the validity of, the Licensed Marks, Licensors may revoke any or all Lazard Licenses. Nothing in this Agreement shall be construed as or constitute an appointment of any party hereto as the agent of the other.

(b) Indemnification. Licensee agrees to indemnify Licensors and its Subsidiaries and hold Licensors and its Subsidiaries harmless against any Liabilities (as defined in the Master

Separation Agreement) any Licensor or any of its Subsidiaries may incur by reason of any claim arising from the sale, advertising or use of any Licensed Mark by Licensee or any of the sublicensees of Licensee or any of its Subsidiaries or (unless acquired by Licensors) by the Capital Markets Business, the Alternative Investments Business or the LFCM Business (as defined in the Master Separation Agreement). Licensors agree to indemnify Licensee and hold Licensee harmless to the extent that the Licensee incurs a Liability resulting from a third-party claim against Licensee or any of its Subsidiaries that any Licensor does not own any rights that it purports to grant to Licensee pursuant to the Lazard Licenses.

(c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

(d) Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

(e) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(f) Entire Agreement. This Agreement, the Master Separation Agreement and the Business Alliance Agreement constitute the entire agreement among of the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

(g) Headings. The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

(h) Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (ii) sent by facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

If to Licensee, to:

LFCM Holdings LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: Chief Executive Officer

Fax: (212) 332-1789

If to LB Holdings, to:

Lazard & Co. Holdings Limited

50 Stratton Street

London W1J 8LL

England

Attention: General Counsel

Facsimile: 44-20-7072-6404

If to LF, to:

Lazard Frères S.A.S.

121 Boulevard Haussmann

75008

Paris, France

Attention: General Counsel

Facsimile: 33-1-4413-0150

If to LFNY, to:

Lazard Frères & Co. LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: General Counsel

Facsimile: 212-332-5972

If to LSCC, to:

Lazard Strategic Coordination Company LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: General Counsel

Facsimile: 212-332-5972

(i) Governing Law. This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. The parties hereby agree that all actions or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement shall be tried and determined exclusively in the state or federal courts in the State of Delaware and the parties hereby irrevocably submit with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

(j) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties except as otherwise provided under Section 4.

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IN WITNESS WHEREOF, the parties have caused this agreement to be duly executed as of the date first above written.

LAZARD STRATEGIC COORDINATION COMPANY LLC

By:	/s/ Michael J. Castellano
Name: Michael J. Castellano Title: Chief Financial Officer

LAZARD FRERES & CO. LLC

By:	/s/ Michael J. Castellano
Name: Michael J. Castellano Title: Managing Director and Chief Financial Officer

LAZARD FRERES S.A.S.

By:	/s/ Stephane Droulers
Name: Stephane Droulers Title: Managing Director

LAZARD & CO., HOLDINGS LIMITED

By:	/s/ Will Dennis
Name: Will Dennis Title: Director

LFCM HOLDINGS LLC

By:	/s/ Michael J. Castellano
Name: Michael J. Castellano Title: Authorized Signatory

[Signature Page to License Agreement]